UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     Nov. 3, 2008

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-3034	41-0448030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall Minneapolis, Minnesota	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      612-330-5500

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On Nov. 3, 2008, Northern States Power Company (NSP-Minnesota), a Minnesota Corporation and wholly owned subsidiary of Xcel Energy Inc., filed a request with the Minnesota Public Utilities Commission (MPUC) for an overall increase in annual revenues of approximately $156.1 million, or an increase of 6.05 percent.  The rate filing is based on a 2009 calendar year budget and includes a requested rate of return on equity of 11.00 percent, an electric net rate base of approximately $4.062 billion allocated to the Minnesota retail jurisdiction, and an equity ratio of 52.47 percent.

As part of this rate filing, NSP-Minnesota proposes to implement interim electric rates effective Jan. 2, 2009. The interim rate increase is proposed in the amount of approximately $155.1 million.  The interim rates would remain in effect until the MPUC makes its final decision on the case. Final electric base rates will likely be put into place in late 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

By	/s/ Benjamin G.S. Fowke III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

Nov. 4, 2008